CERTIFICATE OF AMENDMENT TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SKILLZ INC.

Pursuant to the General Corporation Law of the
State of Delaware

May 12, 2022

Skillz Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Skillz Inc.” The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 15, 2020 under the name Flying Eagle Acquisition Corp. The First Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 10, 2020, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 5,
2020 and the Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 16, 2020 (collectively, the “Amended and Restated Certificate”).

2. That the Board of Directors of the Corporation has duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the existing Amended and Restated Certificate, in the form set forth below (the "Amendment"), declaring the Amendment to be advisable and calling for consideration of said proposed Amendment by the stockholders of the Corporation.

3. The text of Article VIII (B) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

(B) Number of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time by the Board; provided, further, that unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed nine (9). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

4. That the requisite stockholders of the Corporation have duly approved said proposed Amendment in accordance with the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Skillz Inc. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Skillz Inc.

By: /s/ Andrew Paradise
Name: Andrew Paradise
Title: Chief Executive Officer